Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics to Sell Bloomington Facility
EDEN PRAIRIE, Minnesota — September 23, 2005 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, announced today that it has entered into an agreement for the sale of its Bloomington, Minnesota facility. In connection with the sale agreement, the company expects to record an impairment charge of $2 to $2.5 million in the fourth quarter of fiscal year 2005.
“We are pleased to reach agreement for the sale of our Bloomington contract manufacturing facility,” said Bruce Barclay, President and CEO of SurModics. “Consistent with our previously stated growth strategy, we firmly believe the company’s capital is best utilized by securing access to and developing technologies that our customers need, rather than brick and mortar to support a contract manufacturing strategy. Furthermore, the expense savings we will realize once we have exited the facility will positively impact our profitability going forward.”
SurModics is making improvements to its Eden Prairie headquarters in anticipation of transferring all remaining operations from the Bloomington facility. The company expects the transfer to be completed by the end of the third quarter of fiscal year 2006. Vacating the Bloomington facility will save approximately $1 million in annual operating expenses.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies, in the areas of biocompatibility, site-specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. A significant portion of SurModics’ revenue is generated by royalties from the sale of commercial products resulting from its corporate relationships. Recent collaborative efforts include the implementation of the SurModics’ BRAVO drug delivery polymer matrix as a key component in the first-to-market drug-eluting coronary stent. SurModics is headquartered in Eden Prairie, MN and more information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. Factors that may cause actual results to differ from the forward-looking statements include those described in the “Risk Factors” and other sections of SurModics’ filings with the Securities and Exchange Commission. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Chief Financial Officer and Vice President, Business Development
(952) 829-2700